Exhibit 10.2

[Hercules Letterhead]

Hercules Capital, Inc.

Amended and Restated 2004 Equity Incentive Plan

Restricted Stock Unit Award Agreement

The undersigned (i) acknowledges receipt of an award (the “Award”) of restricted stock units from Hercules Capital, Inc. (the “Company”) under the Amended and Restated 2004 Equity Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan; (ii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof and the currently effective prospectus relating to such Plan; and (iii) agrees with the Company as follows:

1.	Effective Date. This Agreement shall take effect as of [Grant Date], which is the date of grant of the Award.

2.	Restricted Stock Unit. The undersigned has been granted [No. of Restricted Stock Units] restricted stock units (“RSUs”).

3.	Settlement of Award. Except as otherwise provided in this Agreement, subject to the undersigned’s Continuous Service with the Company or an Affiliate, the Company will settle the Award by delivering to the undersigned a number of shares of common stock of the Company (the “Shares”) equal to the number of RSUs subject to the Award and vested on each Vesting Date (as defined in Section 7 below). The vested portion of the Award shall be settled as soon as reasonably practicable, and in no event later than thirty (30) days following, the applicable Vesting Date or, if elected, the end of the deferral period pursuant to Section 10 below, as the case may be.

4.	Meaning of Certain Terms; Plan Controls. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan.

5.	Nontransferability of RSUs. The RSUs acquired by the undersigned pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of.

6.	Forfeiture Risk. If the undersigned ceases to be an employee of the Company and its Affiliates for any reason, other than as provided in Section 7 below, any then outstanding and unvested RSUs shall be automatically and immediately forfeited with no compensation due to the undersigned.

7.	Vesting of RSUs. The RSUs shall vest in accordance with the provisions of this Paragraph 7 as follows:

•	One third of the RSUs on [Date]; and

•	The remaining two thirds of the RSUs quarterly during the twenty four month period ending [Date] (each such date, a “Vesting Date”).

Notwithstanding the foregoing, no RSUs shall vest on any Vesting Date if the undersigned terminates Continuous Service prior to such Vesting Date; provided, however, that upon the death or disability (as defined in Treasury Regulation Section 1.409A-1(e)(1)) of the undersigned or the consummation of a Covered Transaction, the Award shall vest in full. In the event of a Covered Transaction, but only to the extent permissible under Code Section 409A and the regulations promulgated thereunder, the Company may require that any amounts delivered, exchanged or otherwise paid in respect of outstanding RSUs be placed in escrow or otherwise made subject to such restrictions as the Company deems appropriate, provided, that any such escrow or other restrictions shall not cause the RSUs to be out of compliance with Code Section 409A and the regulations promulgated thereunder or not be exempt from Code Section 409A and the regulations promulgated thereunder. References in this Agreement to the RSUs shall refer, mutatis mutandis, to any such restricted amounts.

8.	[[For use if Award is eligible to receive dividend equivalents] Dividend Shares, etc. The undersigned shall be entitled to receive dividend equivalents on all outstanding RSUs payable in [cash][shares of Stock]. Any such dividend equivalents shall be deemed to be hypothetically reinvested at fair market value in shares of Stock on the date on which any such dividend is paid by the Company on its Stock (“Dividend Shares”), unless the participant has filed an election with the Committee in the form prescribed by the Committee to not have dividend equivalents hypothetically reinvested in shares of Stock, in which case dividend equivalents shall be accumulated and paid in cash at the time provided below. Dividend Shares shall be deemed to constitute outstanding shares for purposes of subsequent dividend payments by the Company. Dividend Shares and/or accumulated cash, as the case may be, shall be settled and delivered on the date that the RSUs to which they relate are settled and delivered if, and only to the extent that, the related RSU vests. To the extent that all or any portion of the related RSU does not vest or is forfeited any Dividend Shares and/or accumulated cash, as the case may be, corresponding to the portion of the RSU that does not vest or is forfeited shall similarly not vest and be forfeited by the undersigned without any compensation therefore.]

9.	Sale of Vested Shares. The undersigned is free to sell any Share once it has been transferred to the undersigned in settlement of any vested RSU, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the settlement of such RSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws. [[For use if Award is subject to a holding period.] Notwithstanding the foregoing, the undersigned agrees that he or she shall be subject to a post-vesting holding period and shall not be permitted to sell, transfer, encumber or otherwise dispose of any of the Shares until the earliest to occur of (i) the first (1st) anniversary of the last Vesting Date, (ii) the consummation of a Covered Transaction or (iii) the date of the undersigned’s death or disability (as defined in Treasury Regulation Section 1.409A-1(e)(1)); provided that this paragraph shall not prevent the undersigned from disposing of Shares to the Company in connection with the satisfaction of any applicable tax withholding requirements with respect to the settlement of such RSU. Any transfer of Shares in violation of this paragraph shall be null and void, and the undersigned shall immediately forfeit such Shares with no compensation due to the undersigned.]

10.	Deferral Election. If the undersigned has filed a deferral election with the Company in the form prescribed by the Committee pursuant to which the undersigned has elected to defer the settlement of the Award until (a) the first (1st) anniversary of the last Vesting Date, (b) the fifth (5th) anniversary of the grant date or (c) the termination of the undersigned’s Continuous Service (provided that such termination constitutes a “separation from service” within the meaning of Code Section 409A), the settlement of the Award shall be deferred until such date. Notwithstanding the foregoing, upon (i) the undersigned’s termination of Continuous Service (provided that such termination constitutes a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder), (ii) death or disability (as defined in Treasury Regulation Section 1.409A-1(e)(1)) or (iii) the consummation of a Covered Transaction (provided that such Covered Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A and the regulations promulgated thereunder), the Award shall be settled as soon as reasonably practicable following the date of such termination, death, disability or Covered Transaction, but in no event more than thirty (30) days following such date; provided, however, that if the undersigned is terminated for Cause (as defined below) during any such deferral period, the entire Award shall be immediately forfeited with no compensation due to the undersigned.

For purposes of the Award, “Cause” means, (a) if the undersigned is party to an effective employment, consulting, severance or similar agreement with the Company or any of its Affiliates, the meaning of such term as defined therein; (b) if the undersigned is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Affiliates; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Affiliates; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the undersigned’s employment agreement (if any) with the Company or its Affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the undersigned; (vii) any illegal act detrimental to the Company or its Affiliates; or (viii) repeated failure to devote substantially all of the undersigned’s business time and efforts to the Company if required by the undersigned’s employment agreement (if any).

Awards deferred pursuant to a deferral election and Section 7B of the Plan represent an unfunded and unsecured promise to pay on behalf of the Company. The right of any Participant to receive payments from the Company pursuant to a deferral election shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

11.

Code Section 409A. Awards under the Plan are intended either to qualify for an exemption from Code Section 409A or to comply with the requirements thereof, and shall be construed accordingly. Notwithstanding anything in the Plan or any Award or agreement thereunder to the contrary, any payments or benefits due under the Plan or any Award or agreement thereunder that constitute non-exempt “deferred compensation” (as defined in Code Section 409A) that are otherwise payable by reason of a termination of

Continuous Service will not be paid or provided until a Participant has undergone a “separation from service” (as defined in Code Section 409A) and if a payment or benefit provided for in the Plan or any Award or agreement thereunder would be subject to additional tax under Code Section 409A if paid within six (6) months after a Participant’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be paid or provided in a lump sum payment on the first day following the termination of such six-month period or, if earlier, within ten days following the date of the Participant’s death. A Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. None of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by any Participant as a result of the application of Code Section 409A.

12.	Certain Tax Matters. The undersigned expressly acknowledges the vesting or settlement of the RSUs acquired hereunder [[For use if Award is eligible for dividend equivalents] (including, without limitation, any Dividend Shares)] may give rise to “wages” subject to withholding. The undersigned expressly acknowledges and agrees that the rights hereunder are subject to the undersigned promptly paying to the Company in cash (or by such other means as may be acceptable to the Compensation Committee in its discretion, including by the delivery of previously acquired Shares or by the withholding of Shares from the settlement of any RSU hereunder) all taxes required to be withheld in connection with the settlement of the Award.

13.	Certain Changes; Rights as a Stockholder. The number and class of shares of Stock or other securities which are distributable to the undersigned with respect to any RSU covered by this Award shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Stock resulting from a stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Stock, merger or consolidation, or any like capital adjustment, or the payment of any Stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Board or the Committee.

14.	Additional Restrictions; Amendments; No Right to Continuous Service. The Company may impose additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The Company may amend the terms of this Award to the extent that it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board or the Committee. Nothing in this Award shall confer on the undersigned the right, express or implied, to continued Continuous Service or interfere in any way with the absolute right of the Company or its Affiliates to terminate the undersigned’s Continuous Service at any time.

15.	Cooperation Following Termination of Continuous Service. The undersigned agrees to cooperate with the Company and its Affiliates following the termination of the undersigned’s Continuous Service for any reason by making himself/herself reasonably available to testify on behalf of the Company and its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its Affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s and its Affiliates’ representatives or counsel as requested; provided, however, that such cooperation or participation does not materially interfere with the undersigned’s then current professional activities. The Company agrees to reimburse the undersigned, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of testimony or assistance.

Very truly yours,

HERCULES CAPITAL, INC.

By
Melanie Grace
General Counsel, Chief Compliance Officer and Secretary

Dated:

The foregoing Restricted Stock Unit

Award Agreement is hereby agreed to and accepted:

By
[Signature of Grantee]

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